NUVEEN SELECT TAX-FREE INCOME PORTFOLIO N-14

Exhibit (14)(b)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 26, 2024 with respect to the financial statements and financial highlights of Nuveen California Select Tax-Free Income Portfolio and Nuveen New York Select Tax-Free Income Portfolio, as of February 29, 2024, and our report dated May 24, 2024 with respect to the financial statements and financial highlights of Nuveen Select Tax-Free Income Portfolio, as of March 31, 2024, incorporated herein by reference, and to the references to our firm under the headings “Appointment of the Independent Registered Public Accounting Firm” and “Experts” in the Joint Proxy Statement/Prospectus filed on Form N-14.

Chicago, Illinois
July 10, 2025